Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA TO CURTAIL EASTALCO SMELTER

ON DECEMBER 19 BECAUSE OF HIGH POWER COSTS

Company Will Continue To Explore Competitively-Priced, Long-Term Power

Pittsburgh, PA – November 23, 2005 – Alcoa today announced it will curtail aluminum production at its 61 percent-owned Eastalco aluminum smelter in Frederick, Maryland on December 19, 2005 because it has not been able to secure a new, competitive power supply for the facility.

Alcoa’s cost of curtailment, approximately $14 million pre-tax, will be included in the company’s fourth quarter 2005 results.

Alcoa issued possible lay-off notices to approximately 600 employees in October, saying a curtailment was possible if a new power arrangement was not achieved soon. Approximately 100 employees will continue to be employed while the plant is prepared for curtailment, but that will drop to approximately 25 employees over time for site holding and maintenance activities. Alcoa will also continue to homogenize, cut to length, and distribute billet cast at other Alcoa locations using Eastalco’s existing equipment, maintaining billet capacity to serve customers.

While the smelter is curtailed, the company will continue to work with government and local officials to seek ways to secure a competitively-priced, long-term power supply for the 195,000 metric ton per year (mtpy) smelter.

“Unfortunately, we have not been able to secure a competitive power arrangement to date, so we will be forced to curtail the plant,” said Geoffrey Cromer, Vice President Operations - U.S. Primary Metals. “Many people — our union, elected representatives, members of the community, and, first and foremost, our dedicated, loyal employees — have worked to help us find a short-term legislative option that would allow us to pursue a longer-term solution to save the plant and these jobs. We appreciate every bit of effort that they have put into that challenge. Despite all that work, a legislative solution has not succeeded yet, and we have received no indication that, if we were to get a successful vote, that it would be signed into law.”

“We will continue to work with those in the community to pursue longer-term power options and take steps to ease the impact on our employees and the community as much as we can,” said Cromer.

Eastalco has been operating under a power arrangement from Allegheny Power, that will expire on December 31, 2005, following notification by Allegheny. The current rates paid by Eastalco are approximately 40 percent higher than the global smelting average paid for electricity. Discussions with power providers in the Pennsylvania, New Jersey and Maryland (PJM) market area which services Eastalco are suggesting retail market rates that would increase Eastalco’s rates to more than three times the global average.

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap(R) foils and plastic wraps, Alcoa(R) wheels, and Baco(R) household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 131,000 employees in 43 countries and has been named one of the top three most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

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